Filed pursuant to Rule 424(b)(3)
                                 Registration Nos. 33-67390 and
                                                    33-67390-01



                   MARCUS CABLE COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION

                    Supplement to Prospectus
            Dated April 16, 1997, as supplemented by
  Prospectus Supplements Dated May 15, 1997, August 14, 1997,
                      November 14, 1997,
March 9, 1998,  March 10, 1998, March 30, 1998 and April 1, 1998

          The date of this Supplement is April 2, 1998



On April 2, 1998, Marcus Cable Company, L.P. filed the attached Form 8-K discussing the Company's completed acquisition of certain cable television assets located in suburban Birmingham, AL and the completed divestiture of certain non-clustered cable television systems located in Delaware and Maryland.



               SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT

               PURSUANT TO SECTION 13 OR 15(d) OF
              THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   APRIL 2, 1998


                   MARCUS CABLE COMPANY, L.P.
              MARCUS CABLE OPERATING COMPANY, L.P.
                MARCUS CABLE CAPITAL CORPORATION
              MARCUS CABLE CAPITAL CORPORATION II
              MARCUS CABLE CAPITAL CORPORATION III
   (Exact name of registrants as specified in their charters)


DELAWARE           33-81088 & 33-67390 & 33-93808     75-2337471
DELAWARE                 33-81088-01                  75-2495706
DELAWARE                 33-67390-01                  75-2546077
DELAWARE                 33-81088-02                  75-2546713
DELAWARE                 33-93808-01                  75-2599586
(State or other     (Commission File Number)        (I.R.S. Employer
jurisdiction of                                    Identification No.)
incorporation or
organization)


2911 TURTLE CREEK BOULEVARD, SUITE 1300
          DALLAS, TEXAS                             75219-6257
(Address of principal executive offices)             (Zip Code)

                         (214) 521-7898
      (Registrants' telephone number, including area code)





                          Page 1 of 7
                   Index to Exhibits on Page 6

ITEM 5.  OTHER EVENTS.

     On April 1, 1998, Marcus Cable Company, L.P. (the "Company") announced that it has completed the acquisition of certain cable television assets located in suburban Birminghan, AL. Additionally, the Company announced that it has completed the divestiture of certain of its non-clustered cable television systems located in Delaware and Maryland. For information regarding these transactions, reference is made to the press release attached hereto as Exhibit 20.1

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)  Exhibits

     20.1      Press Release dated April 1, 1998.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants have duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

               MARCUS CABLE COMPANY, L.P.
               (Registrant)

               By:  Marcus Cable Properties, L.P.,
                    its general partner,

                 By:     Marcus Cable Properties, Inc.,
                         its general partner,

April 2, 1998       By:  /s/ Jeffrey A. Marcus
                         Jeffrey A. Marcus
                    Its: President, Chief Executive Officer and
                         Sole Director of Marcus Cable Properties,
                         Inc.(Principal Executive Officer)

                    By:  /s/ Thomas P. McMillin
                         Thomas P. McMillin
                    Its: Executive Vice President and Chief
                         Financial Officer of Marcus Cable
                         Properties, Inc. (Principal Financial
                         Officer)

                    By:  /s/ John P. Klingstedt, Jr.
                         John P. Klingstedt, Jr.
                    Its: Senior Vice President and Controller of
                         Marcus Cable Properties, Inc. (Principal
                         Accounting Officer)

               MARCUS CABLE OPERATING COMPANY, L.P.
               (Registrant)

               By:  Marcus Cable Company, L.P., its general partner,

                    By:  Marcus Cable Properties, L.P.,
                         its general partner,

                         By:  Marcus Cable Properties, Inc.,
                              its general partner,

April 2, 1998            By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable
                              Properties, Inc. (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Properties, Inc. (Principal Financial
                              Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Properties, Inc.
                              (Principal Accounting Officer)

                         MARCUS CABLE CAPITAL CORPORATION
                         (Registrant)

April 2, 1998            By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable Capital
                              Corporation (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Capital Corporation (Principal
                              Financial Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Capital Corporation
                              (Principal Accounting Officer)

                         MARCUS CABLE CAPITAL CORPORATION II
                         (Registrant)

April 2, 1998            By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable Capital
                              Corporation II (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Capital Corporation II (Principal
                              Financial Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Capital Corporation II
                              (Principal Accounting Officer)

                         MARCUS CABLE CAPITAL CORPORATION III
                         (Registrant)

April 2, 1998            By:  /s/ Jeffrey A. Marcus
                              Jeffrey A. Marcus
                         Its: President, Chief Executive Officer and
                              Sole Director of Marcus Cable Capital
                              Corporation III (Principal Executive
                              Officer)

                         By:  /s/ Thomas P. McMillin
                              Thomas P. McMillin
                         Its: Executive Vice President and Chief
                              Financial Officer of Marcus Cable
                              Capital Corporation III (Principal
                              Financial Officer)

                         By:  /s/ John P. Klingstedt, Jr.
                              John P. Klingstedt, Jr.
                         Its: Senior Vice President and Controller
                              of Marcus Cable Capital Corporation
                              III (Principal Accounting Officer)

                         INDEX TO EXHIBITS


Exhibit                                                              Page
Number    Description                                               Number
20.1     Press Release dated April 1, 1998                             7


                                                       Exhibit 20.1
FOR IMMEDIATE RELEASE
APRIL 1, 1998

CONTACT:  Chad E. Coben
PHONE: (214) 521-7898

    MARCUS COMPLETES ACQUISITION OF CABLE SYSTEM IN ALABAMA AND
       DIVESTITURE OF CABLE SYSTEMS IN DELAWARE AND MARYLAND

Dallas, TX.---Marcus Cable announced today that it has completed the previously announced acquisition of the assets of Mountain Brook Cablevision, Inc. and Shelby Cable, Inc. The cable television system serves approximately 23,000 customers in the Mountain Brook and Shelby County areas of suburban Birmingham, adjacent to Marcus' existing systems in the Birmingham market. As a result of this acquisition, Marcus now serves approximately 114,000 customers in the greater Birmingham metropolitan area.

The new Marcus Cable system serves the two broader areas of Mountain Brook and northern Shelby County from a single headend and includes portions of the communities of Leeds, Hoover, Vestavia Hills, Irondale, Indian Springs Village and Pelham, as well as unincorporated areas of Shelby County and Jefferson County.

In an unrelated transaction, Marcus Cable announced today that it has completed the divestiture of certain of its non-clustered cable television systems located in Delaware and Maryland to Comcast Corporation. The cable television systems serve approximately 26,500 customers in the Delmarva peninsula from the eastern coast of Maryland, along the Chesapeake Bay, eastward to the Atlantic Ocean through central Delaware from two headends.

In commenting on the transactions, Jeffrey A. Marcus, Chairman and CEO said, "The acquisition of the Birmingham area systems and the sale of Delaware and Maryland are part of our previously announced strategy of bringing greater focus to our core clusters. We are pleased to bring the Mountain Brook and Shelby County areas into the Marcus family of systems and look forward to providing the highest quality care to our new customers in the area. Although we reluctantly leave the states of Delaware and Maryland, we are confident that our customers in the area will be very well served under the excellent management of Comcast."

Marcus Cable is principally engaged in the management and operation of domestic wired telecommunications networks, including cable television systems, distance education networks and internet services. It is currently the nation's tenth largest cable operator serving over
1.2 million customers in 18 states. More information on Marcus Cable can be found on the company's website on the internet at www.marcuscable.com.

                              #  #  #

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